Issuer Free Writing Prospectus dated May 14, 2021

Filed Pursuant to Rule 433

Registration Statement on Form S-3 (File No.  333-253285)

Relating to the Base Prospectus dated April 9, 2021 and the Preliminary Prospectus Supplement dated May 14, 2021

FG FINANCIAL GROUP INC.

Common Stock: FGF
8% Preferred: FGFPP

May 2021

SAFE HARBOR

This filing contains forward-looking statements that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this filing, including statements regarding FG Financial Group, Inc.'s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "hope," "intend," "may," "might," "objective," "ongoing," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions, and other factors described in the section titled "Risk Factors" and elsewhere in the prospectus supplement filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Rule 424(b)(5) (the "prospectus supplement") on May 14, 2021 by FG Financial Group, Inc. to the registration statement on Form S-3, including the base prospectus (Registration No. 333-253285) (the "registration statement"). The forward-looking statements made in this filing relate only to events as of the date on which the statements are made. FG Financial Group, Inc. undertakes no obligation to update any forward-looking statements made in this filing to reflect events or circumstances after the date of this filing or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. Please refer to the section of the prospectus supplement titled "Cautionary Statement Regarding Forward Looking Statements" for more information.

SAFE HARBOR

FG Financial Group, Inc. has filed a registration statement (including the prospectus supplement and the accompanying prospectus) for the offering of shares of its 8.0% Series A Cumulative Preferred Stock to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (Registration No. 333-253285) and other documents FG Financial Group, Inc. has filed with the SEC for more complete information about FG Financial Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone (877) 436-3673, or email: prospectus@think-equity.com.

This communication shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related base prospectus. The information which appears on our website at https://www.fgfinancial.com and our social media sites, including, but not limited to, Facebook and Instagram, is not part of this filing.

SUMMARY OFFERING TERMS

SECURITY:	8.0% Series A Cumulative Preferred Stock ("Series A Preferred"), NASDAQ: FGFPP.
DIVIDEND RATE:	8.0% per annum on the $25.00 per share liquidation preference (equivalent of $2.00 per annum per share).
DIVIDEND PAYMENT RATE:	Payable quarterly on the 15th day of March, June, September and December of each year.
LIQUIDATION PREFERENCE:	$25.00 per share.
OPTIONAL REDEMPTION:	Optional by FG Financial Group, Inc. at any time beginning February 28, 2023 at $25.00 per share of Series A Preferred, plus any accumulated but unpaid dividends.
VOTING RIGHTS:	None, except as set forth below or as otherwise from time to time provided by law.
BOOK- RUNNING MANAGER:	ThinkEquity, a division of Fordham Financial Management, Inc.

The foregoing summary of the terms of the Series A Preferred is qualified in its entirety by reference to the prospectus supplement. All terms not defined herein shall have the same meaning as in the prospectus supplement. Before you invest, you should read the prospectus supplement and the base prospectus contained in the registration statement, as well as FG Financial Group, Inc.'s other filings with the SEC for more information about FG Financial Group, Inc. and the other offering of the Series A Preferred.

IT ALL STARTS WITH A CAPITAL ALLOCATION PHILOSOPHY.

"***Grow intrinsic value*** per share with a ***long-term focus*** using ***fundamental research,*** allocating capital to ***asymmetric risk/reward*** opportunities."

FG

FG Financial Group is a ***reinsurance and investment management holding company*** focused on opportunistic collateralized and loss capped reinsurance, while allocating capital to SPAC and SPAC sponsor-related businesses.

INVESTMENT HIGHLIGHTS

Growing Reinsurance and FG SPAC Platform with experienced management team

- **Attractive financial model** – opportunistic reinsurance and SPAC platform
- Reinsurance team led by **experienced reinsurance executives**
- A hard reinsurance market – with a number of other 1Q21 catalysts – is putting further **upward pressure on reinsurance rates**
- FG SPAC platform with compelling **asymmetrical risk/reward dynamics**
- Experienced management team – **significant value created in multiple public companies**
- First reinsurance contract written in 2020 and investments in **two SPACs at founder share/risk capital economics**

FOCUSED CAPITAL ALLOCATORS

Transition to capital allocation model focused on asymmetrical risk/reward opportunities

RESTRUCTURE 2019

Completed Sale of P&C insurance operations

Announced new business strategy

FOCUS 2020

New CEO Larry Swets

Name Change to FG Financial Group, Inc.

Launched Reinsurance Business

Funded FG Special Situations Fund

First SPAC Investment: FG New America Acquisition Corp.

GROW 2021

Launched FG SPAC Platform

Second SPAC Investment: Aldel Financial Inc.

de-SPAC Announced: FG New America Acquisition Corp. merger with OppFi (leading FinTech firm)

Anticipated Launch of SPAC D&O Insurance product in Q4

FG FINANCIAL GROUP TEAM

Led by experienced capital allocators and operators in both public and private markets



KYLE CERMINARA, CFA

Executive Chairman

- Co-Founder and CEO of Fundamental Global (FG)
- Former Buyside at T. Rowe Price, Point72 and Highside
- *Institutional Investor Magazine* “Best of the Buyside” for the financial services sector in 2006



LARRY G. SWETS, JR., CFA

Chief Executive Officer

- Founded Itasca Financial and sold to Kingsway Financial Services, where he became CEO
- SPAC Merchant Banker with public company executive and board experience including GreenFirst Forest Products, FG Financial Group and Limbach Holdings



JOE MOGLIA

Senior Advisor

- Retired Chairman and CEO of TD Ameritrade and former executive at Merrill Lynch
- Grew TD Ameritrade from $700 million market cap to $20 billion+ market cap and sold to Charles Schwab
- Chair of Athletics and Former Head Football Coach at Coastal Carolina University
- Co-Founder of Fundamental Global (FG)

FG FINANCIAL GROUP STRATEGY

We look at the business from a long-term (5-10 years) vantage point

1. Write opportunistic reinsurance
2. Become a leading SPAC Platform
3. Grow assets under management

FG REINSURANCE PLATFORM

Conservative capital allocation philosophy to drive value

- Focus on reinsurance contracts with unique risk/reward characteristics
- Capital allocation mindset enables us to be patient
- Risk management through experienced underwriting of fully collateralized and loss capped reinsurance
- Complementary to FG SPAC Platform

FG REINSURANCE PLATFORM

First contract written and cultivating options for additional contracts

- Led by experienced reinsurance team
- First contract is a quota share with an independent specialist insurance and reinsurance syndicate at Lloyd's
- Evaluating additional unique risks with limited downside


FG Reinsurance Ltd
Cayman - Class B (iii) Insurer
Funds At Lloyd's
"FAL"
Contract #2
Contract #3
Future Contracts
Future

SPAC D&O LIABILITY OPPORTUNITY

Representative of how team evaluates capital allocation opportunities

- Disruption in SPAC D&O insurance market has created potential opportunity
- Risk Retention Group (RRG) being formed
- Reinsurance risk of RRG looks compelling
- Leverages our understanding of SPACs
- Evaluating capital commitment

FG SPAC PLATFORM

FG SPAC Platform is an investor and servicer of SPACs

- Compelling asymmetrical risk/reward opportunities
- Investments in Flagship SPACs and Partner SPACs[1]
- Turnkey solutions for Partner SPACs
- Alignment of interests – we invest alongside our partners
- FG New America Acquisition Corp. and Aldel Financial are initial SPAC investments

1. FG related entity is primary sponsor on Flagship SPACs and co-sponsor on Partner SPACs

ALL SPACS ARE NOT CREATED EQUAL

Well-structured SPACs sponsored and supported by **proven business builders** should remain a vital component of the capital markets

15
YEARS
SPAC-SPECIFIC
EXPERIENCE

de-SPAC
TRANSACTION
EXPERIENCE

PUBLIC
COMPANY
EXPERIENCE

CHAIRMAN/
DIRECTOR

CEO

CFO

NUMEROUS
CAPITAL
RAISES &
ACCESS TO
RISK CAPITAL

DEAL FLOW &
DUE DILIGNCE
SUPPORT

DECADES OF
INVESTMENT
MANAGEMENT
EXPERIENCE

Deep domain experience across critical points in the process maximizes SPAC success

FG

CURRENT SPAC INVESTMENTS

FG New America Acquisition Corp. (NYSE: FGNA)

Announced Business Combination Agreement with OppFi in February 2021

Deal expected to close by end of Q2 2021

$4M investment (risk capital):*

1,361,000 SHARES

430,000 $11.50 WARRANTS

Aldel Financial Inc. (NYSE: ADF.U)

Led by Rob Kauffman, who was co-founder, principal, and member of the board of directors of Fortress Investment Group

Targeting companies exiting a restructuring process or that otherwise have transient current shareholders

Raised $115 million in April IPO

$1M investment (founder shares & risk capital):*

533,000 SHARES

321,000 $15 WARRANTS

* Approximate including shares owned directly and through subsidiaries

SECURITIES INFORMATION

Common Stock: FGF

SHARES OUTSTANDING

5,010,377*

FLOAT

1,847,504*

Preferred Stock: FGFPP

8.00%

CUMULATIVE PREFERRED, SERIES A

SHARES OUTSTANDING

700,000

PAR VALUE

$25.00

*Data as of April 23, 2021

FG

CORPORATE INFORMATION

Corporate Information

FG Financial Group, Inc.
970 Lake Carillon Dr., Suite 318
St. Petersburg, FL 33716
727-304-5666

Transfer Agent

Vstock Transfer, LLC
18 Lafayette Pl, Woodmere, NY 11598

Independent Auditors

BDO USA, LLP

Investor Relations and Contact

Jeremy Hellman, VP
The Equity Group Inc.
800 Third Avenue
New York, NY 10022
212-836-9626
jhellman@equityny.com

John Nesbett, Founder & President
IMS Investor Relations
51 Locust Ave, Suite 204
New Canaan, CT 06840
203-972-9200
jnesbett@institutionalms.com

Management Team

Larry G. Swets Jr.
Chief Executive Officer

John S. Hill
Executive Vice President,
Chief Financial Officer & Secretary

Brian D. Bottjer
Senior Vice President & Controller

Board of Directors

D. Kyle Cerminara
Larry G. Swets Jr.
Rita Hayes
E. Gray Payne
Scott David Wollney
Dennis A. Wong